May 27, 2008

Bonds.com Group, Inc.
1515 S. Federal Highway
Suite 212
Boca Raton, FL 33432

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Bonds.com Group, Inc., a Delaware corporation (the "Company"), of (A) up to 12,311,325 shares of the common stock of Bonds.com Group, Inc. (“Shares”), and (B) up to 4,658,225 Shares issuable upon the exercise of warrants, for a total of 16,969,550 Shares, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, Bylaws, and the minutes of the Board of Directors of the Company, the warrants, the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the Shares referenced in Subparagraph “(A)”, above, and will be authorized to issue the Shares referenced in Subparagraph “(B)”, above, upon the exercise of such warrants, and (i) such Shares, which have been issued to the selling shareholders represent fully paid and non-assessable shares of the Company’s common stock and (ii) such Shares when issued upon the exercise of such warrants will represent fully paid and non-assessable shares of the Company's common stock.

We hereby consent to the use of our opinion concerning the validity of the securities described herein.

Very truly yours,
/s/ Feldman Weinstein & Smith LLP
FELDMAN WEINSTEIN & SMITH LLP